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                                                                    EXHIBIT 99.1

[Paradigm Genetics, Inc. Logo]

Press Release
FOR FURTHER INFORMATION, PLEASE CONTACT:

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
CELERA GENOMICS                   Paradigm Genetics, Inc.                NOONAN/RUSSO COMMUNICATIONS, INC.
Media:                            Melissa Matson                         Ernie Knewitz
Heather Kowalski                  Manager, Corporate Communications      Vice President and General Manager
240-453-3343                      919-425-3000                           212-696 4455 ext.204
Investors:
Robert Bennett
240-453-3990
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     CELERA AND PARADIGM GENETICS ENTER STRATEGIC ALLIANCE TO OFFER GENOMIC
             TECHNOLOGIES TO THE PLANT-BASED AGRICULTURAL INDUSTRY


ROCKVILLE, MD and RESEARCH TRIANGLE PARK, NC, December 4, 2001 - -

Celera Genomics (NYSE: CRA), an Applera Corporation business, and Paradigm Genetics, Inc. (Nasdaq: PDGM) today announced a strategic alliance in agriculture-genomics. Under the terms of the arrangement, Paradigm will acquire Celera's AgGen plant genomics and genotyping business and become the exclusive marketing partner to provide Celera services to the plant-based agriculture industries. Upon closing of Paradigm's acquisition of the AgGen genomics and genotyping business, which is subject to customary conditions, Paradigm's new business unit will be named ParaGen. As part of the transaction, Celera will receive 422,459 shares of Paradigm common stock and will share future service revenue with Paradigm. Financial details of the marketing partnership were not disclosed.

"We are pleased to enter this relationship with Paradigm Genetics," said J. Craig Venter, Ph.D., Celera's president and chief scientific officer. "By working with Paradigm, we should realize value from services for the plant-based agricultural industry, while focusing our internal resources on activities related to Celera's therapeutic discovery and online businesses."

"This strategic partnership means that Paradigm can now offer the full array of agricultural genomic technologies, from gene sequencing, genotyping, and marker-assisted breeding to gene function discovery, gene expression analysis, phenotypic analysis and biochemical profiling. In essence, we provide integrated solutions for plant and microbial-based research and development projects in agriculture and related industries," said John A. Ryals, Ph.D., Paradigm's CEO and President. "This deal cements our position as a leading player in plant-based agricultural genomics."

Ken Hunt, Vice President of Agricultural Business Development for Paradigm, added, "ParaGen will continue to offer to its current and new customers the excellent service that they have come to expect from AgGen. By adding Paradigm's core expertise to the mix, ParaGen can offer



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expanded services that can be bundled in any way to meet the needs of each unique customer."

ABOUT CELERA GENOMICS
Applera Corporation comprises two operating groups. The Celera Genomics
Group, headquartered in Rockville, MD, is engaged principally in integrating advanced technologies to create therapeutic discovery and development capabilities for internal use and for its customers and collaborators. Celera's businesses are its online information business and its therapeutics discovery business. The online information business is a leading provider of information based on the human genome and other biological and medical information. Through the therapeutic discovery business, Celera intends to leverage its genomic and proteomic capabilities to identify drug targets and diagnostic marker candidates, and to discover novel therapeutic candidates. The Applied Biosystems Group (NYSE:ABI) develops and markets instrument-based systems, reagents, software, and contract services to the life science industry and research community. Applied Biosystems is headquartered in Foster City, CA, and reported sales of $1.6 billion during fiscal 2001. Celera Diagnostics has been established as a joint venture between Applied Biosystems and Celera Genomics. This new venture is focused on discovery, development and commercialization of novel diagnostic tests. Information about Applera Corporation, including reports and other information filed by the company with the Securities and Exchange Commission, is available on the World Wide Web at www.applera.com, or by telephoning 800.762.6923. Information about Celera is available on the World Wide Web at www.celera.com.

ABOUT PARADIGM GENETICS, INC.

Paradigm Genetics, Inc. (Nasdaq: PDGM), headquartered in Research Triangle Park, NC, is a life sciences company developing new functional genomics technologies to discover products for the advancement of agriculture, human health and nutrition. Paradigm believes that it will be able to use its proprietary functional genomics and metabolic profiling platform technologies, GeneFunction Factory(TM), and informatics system to develop a wide-range of life science products and services. The company leverages its technology to deliver customized solutions to agricultural companies. In human health, the company is working to accelerate drug discovery and development. And in nutrition, Paradigm is working to discover, develop and commercialize plant and microbial-based nutraceutical products. For more information, visit www.paradigmgenetics.com.

This press release contains forward-looking statements by Paradigm, including a statement that Paradigm will close its acquisition of Celera AgGen's plan genomics and genotyping business and statements regarding the potential for service revenues from Paradigm's marketing partnership with Celera, Paradigm's plans to offer expanded services to ParaGen customers, and Paradigm's ability to develop new technologies, products and services for the advancement of agriculture, human health and nutrition. In some cases, you can identify forward looking statements by terms such as "will," "may," "believe," "expects," "continue," and "anticipates." Such forward-looking statements are based on management's current expectations and are subject to a number of risks, factors and uncertainties that may cause actual results, events and performance to differ materially from those referred to in the forward-looking statements. These risks include, but are not limited to, Paradigm's early stage of development, history of net losses, technological and product development uncertainties, reliance on research collaborations, uncertainty of additional funding and ability to protect its patents and proprietary rights. These and other risks are identified in Paradigm's report on 10-Q for the quarter ended September 30, 2001, filed with the


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Securities and Exchange Commission. GeneFunction Factory(TM) and
FunctionFinder(TM)are U.S. trademarks of Paradigm Genetics, Inc.

Certain statements by Applera in this press release are forward-looking. These may be identified by the use of forward-looking words or phrases such as "believe," "expect," "anticipate," "should," "planned," "estimated," and "potential," among others. These forward-looking statements are based on Applera Corporation's current expectations. The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for such forward-looking statements. In order to comply with the terms of the safe harbor, Applera Corporation notes that a variety of factors could cause actual results and experience to differ materially from the anticipated results or other expectations expressed in such forward-looking statements. These factors include but are not limited to: (1) expected operating losses; (2) dependence on customers in, and the risks that affect, the pharmaceutical and biotechnology industries; and (3) other factors that might be described from time to time in Applera Corporation's filings with the Securities and Exchange Commission.



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